Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 27th day of July 2009, by and between NTN Buzztime, Inc., a Delaware corporation (the “Company”), and Kenneth Keymer, an individual (the “Executive”).

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A. The Company desires that the Executive be employed by the Company to carry out the duties and responsibilities described below, all on the terms and conditions hereinafter set forth, effective as of July 27, 2009 (the “Effective Date”).

B. The Executive desires to accept such employment on such terms and conditions.

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.	Retention and Duties.

1.1
Retention; Authorization to Work in the United States.  Subject to the terms and conditions expressly set forth in this Agreement, the Company does hereby hire, engage and employ the Executive and the Executive does hereby accept and agree to such hiring, engagement and employment.  Executive’s employment with the Company is “at-will” and either the Company or Executive may terminate his employment with the Company at any time for any or no reason, subject to the terms and conditions set forth in this Agreement.  The period of time during which Executive remains employed by the Company is referred to as the “Period of Employment.”  Notwithstanding anything else set forth in this Agreement, the Company's hiring of Executive is conditioned upon, prior to the Effective Date, Executive passing a background check, negative alcohol/drug screen result and compliance with federal I-9 requirements.

1.2
Duties.  During the Period of Employment, the Executive shall serve the Company as its Chief Operations Officer (the “COO”) and shall have the powers, duties and obligations of management typically vested in the office of the COO, of a corporation, subject to the directives of the Chief Executive Officer (the “CEO”) and the corporate policies of the Company as they are in effect and as amended from time to time throughout the Period of Employment (including, without limitation, the Company’s business conduct and ethics policies).  The Executive shall devote substantially all of the Executive’s business time, energy and skill to the performance of the Executive’s duties for the Company. As part of the accepting the role and duties of company management, the Executive will resign his position on the Board. During the Period of Employment, the Executive shall report to the CEO.

1.3
No Breach of Contract.  The Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound; (ii) the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; and (iii) except as set forth on Exhibit A hereto, the Executive is not bound by any confidentiality, trade secret or similar agreement (other than this Agreement and the Confidentiality and Work for Hire Agreement attached hereto as Exhibit B (the “Confidentiality and Work for Hire Agreement”) with any other person or entity.

1.4
Location.  The Executive acknowledges that the Company’s principal executive offices are currently located in Carlsbad, California.  The Executive agrees that he will work from the Company’s principal executive offices.  The Executive acknowledges that he may be required to travel from time to time in the course of performing his duties for the Company.

2.	Compensation.

2.1
Base Salary.  The Executive’s base salary (the “Base Salary”) shall be paid in accordance with the Company’s regular payroll practices in effect from time to time, but not less frequently than in monthly installments.  The Executive’s Base Salary shall be at an annualized rate of Three Hundred Thousand Dollars ($300,000).

2.2
Incentive Bonus.  During the Period of Employment, the Executive shall be eligible to receive an annual incentive bonus (“Incentive Bonus”) of 50% of the Executive’s Base Salary.  For calendar year 2009 the Executive’s Incentive Bonus shall be pro rated based on hire date and any approved leave of absence and shall be based on and subject to the requirements set forth in the 2009 NTN Buzztime Corporate Incentive Plan.

For purposes of clarity, the Executive’s target potential Incentive Bonus for 2009 shall be One Hundred and Fifty Thousand Dollars ($150,000), which is equal to fifty percent (50%) of his Base Salary and will be pro-rated based on his date of hire to Seventy Five Thousand Dollars ($75,000). Additionally, any incentive bonus shall be subject to the additional requirements as stated in the 2009 NTN Buzztime Corporate Incentive Plan.

The Incentive Bonus, if any, will be paid to the Executive within thirty (30) days after receipt of the independent auditor’s report on the Company’s annual financial statements for the year in question or before March 15th of the following year; provided that the Incentive Bonus will not be deemed earned and will not be paid to the Executive unless the Executive is employed by the Company on such payment date.  Payment of the Incentive Bonus, if any, will be subject to withholdings in accordance with the Company’s standard payroll procedures.

2.3
Stock Option Grants.  Subject to this Section 2.3 and board compensation committee approval, the Company will grant to the Executive an initial option (the “Initial Option”) to purchase 750,000 shares of the Company’s common stock, $0.005 par value per share (“Common Stock”).  The exercise price per share for the Initial Option will be equal to the fair market value of a share of the Common Stock on the date the Initial Option is granted.

The Initial Option will be intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to the maximum extent possible within the limitations of the Code.  The Initial Option shall become vested as to 25% of the total number of shares of Common Stock on the first anniversary of the Award Date.  The remaining 75% of the total number of shares of Common Stock shall become vested in 36 substantially equal monthly installments, with the first installment vesting on the last day of the month following the month in which the first anniversary of the Award Date occurs and an additional installment vesting on the last day of each of the 35 consecutive months thereafter. The vesting of each installment of the Initial Option will occur only if such vesting date occurs during the Executive’s continued employment by the Company through the respective vesting date.  The maximum term of the Initial Options will be ten (10) years from the date of grant thereof, subject to earlier termination upon the termination of the Executive’s employment with the Company, a change in control of the Company and similar events.  The Initial Option shall be granted under the NTN Buzztime, Inc. 2004 Performance Incentive Plan (the “Plan”), a copy of which has been provided to the Executive, and shall be subject to such further terms and conditions as set forth in a written stock option agreement to be entered into by the Company and the Executive to evidence the Option (the “Option Agreement”).  The Option Agreement shall be in substantially the form attached hereto as Exhibit C.

3.	Benefits.

3.1
Retirement, Welfare and Fringe Benefits.  During the Period of Employment, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Company to the Company’s employees generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time.

3.2
Paid Time Off.  During the Period of Employment, the Executive shall accrue paid time off (“PTO”) and shall be permitted time off in accordance with the Company’s PTO policies in effect from time to time.  The Executive shall also be entitled to all other holiday and leave pay generally available to other executives of the Company.

3.3
Relocation Costs. Upon the commencement of the Period of Employment the company shall pay the Executive a one-time lump sum payment of Forty Thousand Dollars ($40,000) for relocation costs from Boulder Colorado to the San Diego California metropolitan area. This payment will be a direct payment to the Executive to cover actual and reasonable costs associated with relocation.

4.	Termination.

4.1
Termination of Employment.  The Executive’s employment by the Company may be terminated either by the Company or by Executive at any time for any or no reason and with or without Cause (in any case, the date that the Executive’s employment by the Company terminates and which constitutes a "separation from service" within the meaning of Section 409A of the Code is referred to as the “Separation Date”).

4.2
Benefits Upon Termination.  If the Executive’s employment with the Company is terminated for any reason by the Company or by the Executive, the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:

(a)	The Company shall pay the Executive (or, in the event of his death, the Executive’s estate) any Accrued Obligations (as defined in Section 4.4) within 10 days following the Separation Date;

(b)
If the Executive’s employment with the Company is terminated by the Company without Cause (as defined in Section 4.4(b)), the Company shall pay (in addition to the Accrued Obligations), subject to tax withholding and other authorized deductions and subject to the requirements of Section 4.3, an amount equal to the sum of one (1) month of severance pay for every two (2) months the Executive is employed to a maximum of three (3) months calculated at the Executive’s then-current Base Salary rate in effect on the Separation Date as severance pay. The first installment of any severance pay payable under this Section 4.2(b) shall commence within 15 days following the 45-day period in which Executive is required to execute and not revoke the general release agreement in accordance with Section 4.3.

4.3	Release; Exclusive Remedy.

(a)
This Section 4.3 shall apply notwithstanding anything else contained in this Agreement or any stock option, restricted stock or other equity-based award agreement to the contrary.  Notwithstanding any provision in this Agreement to the contrary, as a condition precedent to any Company obligation to the Executive pursuant to Section 4.2(b) or any agreement or obligation to accelerate vesting of any equity-based award in connection with the termination of the Executive’s employment, the Executive shall, upon or promptly following his Separation Date sign and not revoke a general release agreement in a form prescribed by the Company, and provided further that such general release agreement is executed and becomes effective no later than forty-five (45) days following the Executive's Separation Date. The Company shall have no obligation to make any payment to the Executive pursuant to Section 4.2(b) (or to accelerate the vesting of any equity-based award in the circumstances as may otherwise be contemplated by the applicable award agreement) unless and until the general release agreement contemplated by this Section 4.3 becomes irrevocable by the Executive in accordance with all applicable laws, rules and regulations.

(b)
The Executive agrees that the general release agreement described in Section 4.3(a) will include a complete release of all known and unknown claims pursuant to California Civil Code Section 1542 and will require that the Executive acknowledge, as a condition to the payment of any benefits under Section 4.2(b), as applicable, that the payments contemplated by Section 4.2 (and any applicable acceleration of vesting of an equity-based award in accordance with the terms of such award in connection with the termination of the Executive’s employment) shall constitute the exclusive and sole remedy for any termination of his employment, and the Executive will be required to covenant, as a condition to receiving any such payment (and any such accelerated vesting), not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.  The Company and Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement.  All amounts paid to the Executive pursuant to Section 4.2 shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages.

4.4	Certain Defined Terms.

(a)	As used herein, “Accrued Obligations” means:

(i)	any Base Salary that had accrued but had not been paid (including accrued and unpaid personal time off) on or before the Separation Date; and.

(ii)	any reimbursement due to the Executive for expenses incurred by the Executive on or before the Separation Date.

(b)
As used herein, “Cause” shall mean, as reasonably determined by the Company, (i) any act of personal dishonesty taken by the Executive in connection with his responsibilities as an employee of the Company which is intended to result in substantial personal enrichment of the Executive and is reasonably likely to result in material harm to the Company, (ii) the Executive’s conviction of a felony which the Company reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, (iii) a willful act by the Executive which constitutes misconduct and is materially injurious to the Company, (iv) continued willful violations by the Executive of the Executive’s obligations to the Company after there has been delivered to the Executive a written demand for performance from the Company which describes the basis for the Company’s belief that the Executive has willfully violated his obligations to the Company.

4.5	Limitation on Benefits.

(a)
Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, the Executive under any other Company plan or agreement (such payments or benefits are collectively referred to as the “Benefits”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Executive received all of the Benefits (such reduced amount if referred to hereinafter as the “Limited Benefit Amount”).  Unless the Executive shall have given prior written notice specifying a different order to the Company to effectuate the Limited Benefit Amount, the Company shall reduce or eliminate the Benefits by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined).  Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.

(b)
A determination as to whether the Benefits shall be reduced to the Limited Benefit Amount pursuant to this Agreement and the amount of such Limited Benefit Amount shall be made by the Company’s independent public accountants or another certified public accounting firm of national reputation designated by the Company (the “Accounting Firm”) at the Company’s expense.  The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and the Executive within five (5) days of the date of termination of the Executive’s employment, if applicable, or such other time as requested by the Company or the Executive (provided the Executive reasonably believes that any of the Benefits may be subject to the Excise Tax), and if the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to any Benefits, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such Benefits.  Unless the Executive provides written notice to the Company within ten (10) days of the delivery of the Determination to the Executive that he disputes such Determination, the Determination shall be binding, final and conclusive upon the Company and the Executive.

5.	Proprietary Information; Inventions and Developments. Concurrently with entering into this Agreement, the Executive will execute the Confidentiality and Work for Hire Agreement.

6.
Withholding Tax.  Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due payable under or Pursuant to this Agreement such federal, state, and local income employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

7.
Assignment.  This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

8.
Section Headings.  The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

9.
Governing Law.  This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary.

10.
Severability.  If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

11.
Entire Agreement.  This Agreement, together with the Option Agreements and the Exhibits contemplated hereby, including the Confidentiality and Work for Hire Agreement and Mutual Agreement to Arbitrate, embodies the entire agreement of the parties hereto respecting the matters within its scope.  This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof.  Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect.  There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

12.
Modifications.  This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.  Without limiting the foregoing, the at-will nature of Executive's employment by the Company may only be modified in a writing approved by the CEO and executed by both the CEO and the Executive.

13.
Waiver.  Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

14.
Arbitration.  Any controversy arising out of or relating to the Executive’s employment (whether or not before or after the expiration of the Period of Employment), any termination of the Executive’s employment, this Agreement, the Confidentiality and Work for Hire Agreement referred to in Section 5, the Option Agreement or any other agreements relating to the grant to Executive of equity-based awards, including any Anniversary Option, the enforcement or interpretation of any of such agreements, or because of an alleged breach, default, or misrepresentation in connection with any of the provisions of any such agreement, including (without limitation) any state or federal statutory claims, shall be submitted to arbitration in accordance with the provisions set forth on Exhibit D hereto.

Nothing in this Agreement or the attached Exhibit D shall prohibit or limit the parties from seeking provisional remedies under California Code of Civil Procedure section 1281.8, including, but not limited to, injunctive relief from a California court of competent jurisdiction.  Without limiting the foregoing, the Executive and the Company acknowledge that any breach of any of the covenants of this Agreement or in the Confidentiality and Work for Hire Agreement could result in irreparable injury to either of the parties hereto for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the non-breaching party shall be entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction restraining the other party hereto from engaging in any activities prohibited by any covenant of this Agreement or in the Confidentiality and Work for Hire Agreement or such other equitable relief as may be required to enforce specifically any of such covenants or provisions.

15.
Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.  Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

16.
Legal Counsel; Mutual Drafting.  Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice.  Each party has cooperated in the drafting, negotiation and preparation of this Agreement.  Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.  The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

17.	Code Section 409A.

(a)
It is intended that any amounts payable under this Agreement and the Company’s exercise of authority or discretion hereunder shall comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject the Executive to any interest or additional tax imposed under Code Section 409A.  To the extent that any amount payable under this Agreement would trigger the additional tax imposed by Code Section 409A, the Agreement shall be modified to avoid such additional tax yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive.

(b)
Without limiting the generality of the foregoing, and notwithstanding any provision in this Agreement to the contrary, any payments made from the date of the Executive's termination of employment through March 15th of the calendar year following such termination, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the "short-term deferral" rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations; to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary separation from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision, with any excess amount being regarded as subject to the distribution requirements of Section 409A(a)(2)(A) of the Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code.  For purposes of the foregoing, if upon Executive's separation from service he is then a "specified employee" (within the meaning of Code Section 409A), then to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of "nonqualified deferred compensation" subject to Code Section 409A payable as a result of and within six (6) months following such separation from service under this Agreement until the earlier of (i) the first business day of the seventh month following Executive's separation from service, or (ii) ten (10) days after the Company receives notification of Executive's death.  If the Company determines that any other payments hereunder fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Code, then the payment of such benefit shall be delayed to the minimum extent necessary so that such payments are not subject to the provisions of Section 409A(a)(1) of the Code.  Any payments that are delayed as a result of this Section 23(b) shall be paid without interest.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the Effective Date.

“COMPANY” NTN Buzztime, Inc., a Delaware corporation By: /s/ Terry Bateman Name: Terry Bateman Title:CEO “EXECUTIVE” /s/ Kenneth Keymer Kenneth Keymer

EXHIBIT A

CONFIDENTIALITY DISCLOSURE

EXHIBIT B

NTN BUZZTIME, INC.
CONFIDENTIALITY AND WORK FOR HIRE AGREEMENT

EXHIBIT C

NTN BUZZTIME, INC.
2004 PERFORMANCE INCENTIVE PLAN
EXECUTIVE INCENTIVE STOCK OPTION AGREEMENT

EXHIBIT D

MUTUAL AGREEMENT TO ARBITRATE

This Mutual Arbitration Agreement (“Arbitration Agreement”) is entered into between NTN Buzztime, Inc. (“the Company”) and Kenneth Keymer, an individual (the “Executive”).

Agreement to Arbitrate Certain Disputes and Claims

Executive and Company agree that they will submit any claim, dispute, and/or controversy relating to or arising from Executive's employment with Company to final and binding arbitration. Arbitration shall be the exclusive means of resolving the claim, dispute and/or controversy regardless of whether it is based on tort, contract, statute, equity and/or other laws.  This shall include, but not be limited to, claims of wrongful termination, discrimination, harassment, conversion, theft of trade secrets, unfair competition, damage to person or property, breach of contract, defamation, violation of any other non-criminal federal, state or other governmental common law, statute, regulation or ordinance.  This Arbitration Agreement shall apply to actions initiated by Executive or Company.

Company and Executive understand and agree that arbitration of the disputes and claims covered by this Arbitration Agreement shall be the sole and exclusive mechanism for resolving any and all existing and future disputes or claims arising out of Executive’s recruitment to or employment with the Company or the termination thereof, except as specified below.

Claims Not Subject to Arbitration

Company and Executive further understand and agree that the following disputes and claims are not covered by this Arbitration Agreement and shall therefore be resolved as required by the law then in effect:

•	Executive’s claims for workers’ compensation benefits, unemployment insurance, or state or federal disability insurance.

•	Either party's request for temporary injunctive relief prior to resolution of the dispute on its merits in an arbitration proceeding.

•	Any other dispute or claim that has been expressly excluded from arbitration by statute or binding legal precedent.

•	Any claims which, as a matter of law then in effect, cannot be the subject of a mandatory arbitration agreement.

This Arbitration Agreement does not prevent Executive from filing a charge with certain local, state or federal administrative agencies such as the United States Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing, or prevent Executive from filing for unemployment insurance or workers' compensation benefits.  Nothing in this Arbitration Agreement limits Executive's rights, or those of the Company, to seek provisional relief pursuant to California Code of Civil Procedure section 1281.8 or any similar statute of applicable jurisdiction.

Final and Binding Arbitration; Waiver of Trial Before Court, Jury or Government Agency

Company and Executive understand and agree that the arbitration of disputes and claims under this Arbitration Agreement shall be instead of a trial before a court or jury or a hearing before a government agency.  Company and Executive understand and agree that, by signing this Arbitration Agreement, Company and Executive are expressly waiving any and all rights to a trial before a court or jury or before a government agency regarding any disputes and claims which Company and Executive now have or which Company and Executive may in the future have that are subject to arbitration under this Arbitration Agreement, except as provided in the preceding section.

Arbitration Procedures

Any arbitration held under this Arbitration Agreement shall be conducted before a single neutral arbitrator and shall be administered by the Judicial Arbitration and Mediation Service ("JAMS") or its successor, unless the parties otherwise stipulate.  The party initiating arbitration must provide written notice of the request to arbitrate to the other party and to JAMS within the applicable statute(s) of limitations.  Written notice to the Company is to be directed to the Company's Human Resources Department.  The arbitration shall be conducted in accordance with the JAMS Employment Arbitration Rules and Procedures (the “JAMS Rules”), available for review at http://www.jamsadr.com, as those rules are in effect at the time of the arbitration; provided, however, that the arbitrator shall allow the discovery authorized by California Code of Civil Procedure section 1283.05 or any other discovery required by California law.  The parties shall attempt to jointly select the single neutral arbitrator.  If they are unable to reach agreement, the procedures contained in the JAMS Rules shall apply, or JAMS shall appoint the single arbitrator.  The parties are entitled to be represented by counsel during the arbitration.  To the extent that any of the JAMS Rules or anything in this Arbitration Agreement conflicts with any arbitration procedures required by California law, the arbitration procedures required by California law shall govern.

In the event JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association ("AAA") in accordance with AAA's employment arbitration rules, available for review at http://www.adr.org, as those rules are in effect at the time of the arbitration, subject to the same terms and conditions as arbitration with JAMS as referenced in the preceding paragraph.

Place of Arbitration

The arbitration shall take place in San Diego County, California, or, at the Executive’s option, in the county in which the Executive works, or last worked, for the Company.  The parties may agree to hold the arbitration at any other place mutually agreeable to both of them.

Discovery

The arbitrator shall allow the discovery authorized by California Code of Civil Procedure section 1283.05 or any other discovery required by California law.

Written Arbitration Award

In making an award, the Arbitrator shall have the authority to make any finding and determine any remedy congruent with applicable law, including an award of compensatory or punitive damages.  In reaching a decision, the Arbitrator shall adhere to relevant law and applicable legal precedent, and shall have no power to vary therefrom.

The Arbitrator shall issue a written award that sets forth the essential findings and conclusions on which the award is based.  The Arbitrator shall have the authority to award any relief authorized by law in connection with the asserted claims or disputes.  The Arbitrator’s award shall be final and binding on both the Company and Executive and it shall provide the exclusive remedy(ies) for resolving any and all disputes and claims subject to arbitration under this Arbitration Agreement.  The Arbitrator’s award shall be subject to correction, confirmation, or vacation, by a competent California court as provided by California Code of Civil Procedure Section 1285.8 et seq and any applicable California case law setting forth the standard of judicial review of arbitration awards.  The arbitrator shall not have the power to commit errors of law or legal reasoning, and the award may be vacated or corrected on appeal to a court of competent jurisdiction for any such error.

Governing Law

Company and Executive understand that this Arbitration Agreement and its validity, construction and performance shall be governed by the laws of the State of California, without reference to rules relating to conflicts of law.  Any dispute(s) and claim(s) to be arbitrated under this Arbitration Agreement shall be governed by the laws of the State of California, without reference to rules relating to conflicts of law.

Costs of Arbitration

The Company will bear the arbitrator’s fee and any other type of expense or cost that the employee would not be required to bear if he or she were free to bring the dispute(s) or claim(s) in court as well as any other expense or cost that is unique to arbitration.  If the Executive is the party initiating arbitration, he will be required to contribute to the administrative costs of the arbitration the same amount which he would have paid as a filing fee in order to commence the action in a civil court of law.  The Company and Executive shall each bear their own attorneys’ fees incurred in connection with the arbitration, and the arbitrator will not have authority to award attorneys’ fees unless a statute or contract at issue in the dispute specifically authorizes the award of attorneys’ fees to the prevailing party, in which case the arbitrator shall have the authority to make an award of attorneys’ fees as required or permitted by applicable law.  If there is a dispute as to whether the Company or Executive is the prevailing party in the arbitration, the Arbitrator will decide this issue.

Severability

Company and Executive understand and agree that if any term or portion of this Arbitration Agreement shall, for any reason, be held to be invalid or unenforceable or to be contrary to public policy or any law, then the remainder of this Arbitration Agreement shall not be affected by such invalidity or unenforceability but shall remain in full force and effect, as if the invalid or unenforceable term or portion thereof had not existed within this Arbitration Agreement.

Complete Agreement

Company and Executive understand and agree that this Arbitration Agreement and the Employment Agreement to which this agreement is attached contain the complete agreement between the Company and Executive regarding the subjects covered hereby; that it supersedes any and all prior representations and agreements between us, if any.  This Arbitration Agreement may be modified only in a writing, expressly referencing this Arbitration Agreement and Executive by full name, and signed by the Chief Executive Officer of the Company.  Any such written modification must also expressly state the intention of the parties to modify this Arbitration Agreement.

Knowing and Voluntary Agreement

The Executive is advised to consult with attorneys of his or her own choosing before signing this Arbitration Agreement, and acknowledges that he or she has had an opportunity to do so.  By signing this Arbitration Agreement, Executive agrees that he or she has read this Arbitration Agreement carefully and understand that by signing it, he or she is waiving all rights to a trial or hearing before a court or jury or government agency of any and all disputes and claims regarding Executive’s employment with the Company or the recruitment to or termination thereof (except as otherwise stated herein).

Consideration

The parties' mutual agreement to arbitrate the claims identified herein, and the Company's agreement to pay most of the costs associated with the arbitration, provide good and sufficient consideration for the mutual promises to arbitrate.

PLEASE READ CAREFULLY.  BY SIGNING THIS AGREEMENT, EMPLOYEE AND THE COMPANY ARE GIVING UP THEIR RIGHT TO FILE A LAWSUIT IN A COURT OF LAW AND TO HAVE THEIR CASE HEARD BY A JUDGE OR JURY AS TO ANY CLAIMS COVERED BY THIS AGREEMENT TO ARBITRATE.

Date:	/s/ Kenneth Keymer Kenneth Keymer
Date:	NTN Buzztime, Inc. /s/ Terry Bateman By: Terry Bateman Title: CEO